Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of July 17, 2016 (this “Agreement”), is entered into by and among Honest Cooking Media LLC, a Delaware limited liability company (“HCM”), Kalle Bergman, the sole member of HCM (the “HCM Managing Member”), and Content Checked Holdings, Inc., a Nevada corporation (the “Company”).

WHEREAS, the HCM Managing Member as the sole member of HCM owns 100% of the outstanding membership interests of HCM (the “Membership Interests”);

WHEREAS, (i) the HCM Managing Member and HCM believe it is in the best interests of HCM to exchange 100% of the Membership Interests of HCM for (a) one million three hundred sixty nine thousand eight hundred sixty three (1,369,863) newly-issued shares (the “Company Shares”) of the Company’s common stock, $0.001 par value per share (the “Company Common Stock”), as set forth on Schedule I hereto, and (ii) the Company believes it is in its best interest and the best interest of its stockholders to acquire the Membership Interests in exchange for the Company Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”);

WHEREAS, it is the intention of the parties that the Share Exchange shall qualify as a tax-free reorganization under Section 354 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), Regulation D promulgated thereunder and/or Regulation S for offers and sales of securities outside the U.S.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

SHARE EXCHANGE; CLOSING AND ACTIONS AT CLOSING

Section 1.1 Agreement to Exchange Membership Interests for the Company Shares. (a) Purchase Price. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the HCM Managing Member shall assign, transfer, convey, and deliver the Membership Interests to the Company. In consideration and exchange for the Membership Interests, the Company shall issue and deliver the Company Shares to the HCM Managing Member (as set forth on Schedule I hereto).

(b) Adjustment of Purchase Price. The parties agree that the value of the purchase price in the form of the Company Shares that the HCM Managing Member shall receive at Closing equals to USD$2,000,000 (the “Value”) based on a per Company Share value of $1.46. If on or before the fifth (5th) monthly anniversary of the Closing Date (the “Anniversary Date”), the volume-weighted average price of the Company Common Stock (the “VWAP”) does not equal to or exceed $1.46 for at least 20 trading days out of any 30 consecutive trading day period (as reported on the OTCQB, national stock exchange or another market on which the Company Common Stock is then trading), then the Company shall issue to the HCM Managing Member such number of additional shares of Company Common Stock equal to the difference of (i) (x) the Value divided by (y) the Determination Price, and (ii) 1,369,863. The “Determination Price” shall mean the price of the Company Common Stock equal to the VWAP during the 20 trading days immediately preceding the Anniversary Date. The adjustment provided by this Section 1.1(b) shall be adjusted by the effects of any reverse split undertaken by the Company on or before the Anniversary Date as the parties intend for the Value to reflect the organic price of the Company Common Stock.

(c) Piggy Back Registration Rights. For a period of two (2) years from the Closing Date (the “RR Period”), HCM Managing Member shall be entitled to piggy back registration rights with respect to the portion of the Company Shares not subject to Lock-Up as of the date of exercise of the piggy back registration rights by the HCM Managing Member; provided that in connection with the uplisting of the Company Common Stock and any related public or private offering, if the managing underwriter or major investor in such offering desires for such piggy back registration rights not to apply, the HCM Managing Member shall not be entitled to exercise such rights and the RR Period shall be extended by a proportionate period as mutually determined by the parties.

Section 1.2 Closing. The closing of the Share Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”).

Section 1.3 Appointment of Officer and Sole Managing Member of HCM at Closing Date. On the Closing Date, (i) Kris Finstad, the Company’s CEO, President and Chairman, shall be appointed as the Executive Chairman (or similar) of HCM and Kalle Bergman shall be appointed as the President of HCM (if required by the Company) (collectively, the “HCM Officer Appointment”), (ii) HCM Managing Member shall resign as a member of HCM, and (iii) the Company shall be admitted as the sole managing member of HCM. Thereafter, Mr. Bergman and Mr. Finstad shall be the only executive officers of HCM unless otherwise approved by the Company.

Section 1.4 Appointment of Officer of the Company at Closing Date. On the Closing Date, Kalle Bergman shall be appointed as the Company’s Chief Creative Officer/Head of Honest Cooking effective as provided, and on the terms set forth, in the KB Employment Agreement (the “Company Officer Appointment”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to HCM and the HCM Managing Member that the statements contained in this Article II are true and correct on the date hereof. For purposes of this Article II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer of the Company as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of appropriate officers, directors and key employees of the Company and the accountants and attorneys of the Company.

Section 2.1 Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of the Company. “Material Adverse Effect” means, when used with respect to the Company, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of the Company and its subsidiaries (taken as a whole), or materially impair the ability of the Company to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

(b) Copies of the Articles of Incorporation and By-Laws of the Company with all amendments thereto, as of the date hereof (the “Company Charter Documents”), have been filed as part of the SEC Reports, and such copies are accurate and complete as of the date hereof. The minute books of the Company are current as required by law, contain the minutes of all meetings of the Company Board of Directors (the “Board”) and stockholders of the Company since April 17, 2015 to the date of this Agreement, and adequately reflect all material actions taken by the Board and the Company’s stockholders since that date. The Company is not in violation of any of the provisions of the Company Charter Documents.

Section 2.2 Capitalization of the Company. (a) The authorized capital stock of the Company consists of two hundred five million (250,000,000) shares of Company Common Stock and ten million (10,000,000) shares of the Company’s preferred stock, $0.001 par value per share.

(b) All of the issued and outstanding shares of the Company Common Stock and all shares of the Company Common Stock when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable. Except with respect to securities to be issued to the HCM Managing Member pursuant to the terms hereof and as provided in the SEC Reports, as of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of the Company’s capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to the Company or any Company Common Stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of the Company’s capital stock. Except as set forth in the SEC Reports, there are no registration or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company. Except as set forth in the SEC Reports, the Company is not a party to, and it has no knowledge of, any agreement restricting the transfer of any shares of the capital stock of the Company. The issuance of all of the Company Shares pursuant to this Agreement has been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws.

(c) Except as set forth in the SEC Reports, there are no outstanding contractual obligations (contingent or otherwise) of the Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

Section 2.3 Subsidiaries and Equity Investments. Except as set forth in the SEC Reports, the Company does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 2.4 Authorization, Validity and Enforceability of Agreements. The Company has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of the Company and upon the execution of this Agreement by HCM and the HCM Managing Member, shall be enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally. the Company does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 2.5 No Conflict or Violation. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby will: (i) contravene, conflict with, or violate any provision of the Company Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which the Company is subject, (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of the Company’s assets, including without limitation the Company Shares.

Section 2.6 Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of the Company, currently threatened against the Company or any of its affiliates, that may affect the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of the Company, currently threatened against the Company or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against the Company or any of its affiliates. Neither the Company nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

Section 2.7 Compliance with Laws. Except for the late filing of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016 (the “2016 Annual Report”), the Company has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

Section 2.8 Financial Statements; SEC Filings. (a) The Company’s financial statements (the “Financial Statements”) contained in its periodic reports filed with the SEC since April 17, 2015 have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated, except that those Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.

(b) Except for the 2016 Annual Report, the Company has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the “SEC Reports”). To the best of its knowledge, each of the SEC Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the “Sarbanes/Oxley Act”) and/or regulations promulgated thereunder, except where the failure to do so has not had and would not reasonably be expected to have a Material Adverse Effect. There is no revocation order, suspension order, injunction or other proceeding or law affecting the trading of the Company Common Stock.

Section 2.9 Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, the Company Board minutes and financial and other records of whatsoever kind of the Company have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of the Company. The Company maintains a system of internal accounting controls sufficient, in the judgment of the Company, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability.

Section 2.10 No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to the Company or any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 2.11 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HCM

HCM represents and warrants to the Company that the statements contained in this Article III are true and correct on the date hereof, except as set forth in the disclosure schedule provided by HCM to the Company (the “HCM Disclosure Schedule”). The HCM Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article III, the disclosures in any numbered paragraph of the Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article III. For purposes of this Article III, the phrase “to the knowledge of HCM” or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer of HCM as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of appropriate officers, directors and key employees of HCM and the accountants and attorneys of HCM.

Section 3.1 Organization. HCM is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware and has the power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Operating Agreement. HCM has taken all actions required by law, its Certificate of Formation or Operating Agreement, or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated herein. HCM has full power, authority, and legal capacity and has taken all action required by law, its Certificate of Formation or Operating Agreement, and otherwise to enter into this Agreement and consummate the transactions contemplated herein.

Section 3.2 Membership Interests. (a) The number of Membership Interests that HCM has issued as of the date hereof is one hundred (100) HCM membership units. The Membership Interests currently represent 100% of the membership units and ownership of HCM. All of the Membership Interests were duly authorized, validly issued, fully paid and non-assessable. Except for the Membership Interests issued to the HCM Managing Member, as of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any Membership Interests (or any securities or other instruments evidencing ownership of HCM), nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to HCM or any Membership Interests (or any equivalent securities or other instruments evidencing ownership of HCM), or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of the Membership Interests (or any securities or other instruments evidencing ownership of HCM). There are no anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which HCM is a party or by which it is bound with respect to any security or other equity or ownership instrument of HCM. HCM is not a party to, and it has no knowledge of, any agreement restricting the transfer of any Membership Interests (or any securities or other instruments evidencing ownership of HCM). The transfer of all of the Membership Interests pursuant to this Agreement has been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws.

(b) Except as set forth in this Agreement, there are no outstanding contractual obligations (contingent or otherwise) of HCM to retire, repurchase, redeem or otherwise acquire any outstanding Membership Interests (or any securities or other instruments evidencing ownership of HCM) or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

Section 3.3 Subsidiaries and Predecessor Corporations. HCM does not own, beneficially or of record, any shares of any entity.

Section 3.4 Financial Statements; Tax Matters. (a) HCM has kept all books and records since inception and HCM’s financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of HCM. As of the date of such balance sheets, HCM had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of HCM, in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(b) HCM has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and HCM has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(c) The books and records, financial and otherwise, of HCM are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices. The minute books and other similar records of HCM contain, in all material respects, complete and accurate records in all material respects of all actions taken at any meetings of HCM’s members, board of directors or board of managers or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

Section 3.5 Information. The information concerning HCM set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6 Absence of Certain Changes or Events. Since its inception, (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of HCM; and (b) HCM has not (i) made any material change in its method of management, operation or accounting, (ii) entered into any other material transaction other than sales in the ordinary course of its business; (iii) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its members, managers, or employees or; (iv) to the knowledge of HCM, no event or development has occurred which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Material Adverse Effect, and (v) HCM has not taken any of the actions set forth in Section 7.3.

Section 3.7 Litigation and Proceedings. There are no Actions, suits, proceedings, or investigations pending or, to the knowledge of HCM, threatened by or against HCM or affecting HCM or its assets or rights, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. HCM does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances.

Section 3.8 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which HCM is a party or to which any Membership Interests or its assets, properties or operations are subject.

Section 3.9 Compliance With Laws and Regulations. To the knowledge of HCM, HCM has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of HCM or except to the extent that noncompliance would not result in the occurrence of any material liability for HCM. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.10 Approval of Agreement. The HCM Managing Member has authorized the execution and delivery of this Agreement by HCM and has approved this Agreement and the transactions contemplated hereby.

Section 3.11 Valid Obligation. This Agreement and all agreements and other documents executed by HCM in connection herewith constitute the valid and binding obligation of HCM, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.12 Contracts. (a) Section 3.12 of the HCM Disclosure Schedule lists the following agreements (written or oral) to which HCM is a party as of the date of this Agreement: (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties; (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services; (iii) any agreement establishing a partnership or joint venture; (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible; (v) any employment or consulting agreement; (vi) any agreement involving any current or former officer, director or member of HCM; (vii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect; (viii) any agreement which contains any provisions requiring HCM to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); (ix) any other agreement (or group of related agreements) either involving more than $5,000 or not entered into in the ordinary course of business; and (x) any agreement, other than as contemplated by this Agreement, relating to the sales of securities of HCM to which HCM is a party.

(b) HCM has delivered or made available to the Company a complete and accurate copy of each agreement listed in Section 3.12 of the HCM Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) HCM, and to the knowledge of HCM, any other party, is not in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of HCM, is threatened, which, after the giving of notice, with lapse of time or otherwise, would constitute a breach or default by HCM or, to the knowledge of HCM, any other party under such contract.

Section 3.13 Intellectual Property. (a) HCM owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all issued patents, copyrights, trademarks, service marks, trade names, trade secrets, and registered domain names and all applications for registration therefor (collectively, the “Intellectual Property Rights”) and all computer programs and other computer software, databases, know-how, proprietary technology, formulae, and development tools, together with all goodwill related to any of the foregoing (collectively, the “Intellectual Property”), in each case as is necessary to conduct their respective businesses as presently conducted, the absence of which would be considered reasonably likely to result in a Material Adverse Effect.

(b) Section 3.13(b) of the HCM Disclosure Schedule sets forth, with respect to all issued patents and all registered copyrights, trademarks, service marks and domain names registered with any governmental entity by HCM or for which an application for registration has been filed with any governmental entity by HCM, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application. There are no agreements currently in effect containing any ongoing royalty or payment obligations of HCM in excess of $10,000 per annum with respect to Intellectual Property Rights and Intellectual Property that are licensed or otherwise made available to the Company and any Company Subsidiary.

(c) All Intellectual Property Rights of HCM that have been registered by them with any governmental entity are valid and subsisting, except as would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, in connection with such registered Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant governmental entities.

(d) HCM is not, or will not as a result of the consummation of the Share Exchange or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Intellectual Property Rights of HCM, or any licenses, sublicenses or other agreements as to which HCM is a party and pursuant to which HCM uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the “Third Party Intellectual Property Rights”), the breach of which would be reasonably likely to result in a Material Adverse Effect.

(e) HCM has not been named as a defendant in any Action which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right and HCM has not received any written notice or, to the knowledge of HCM, other communication of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property Right. With respect to its product candidates and products in research or development, after the same are marketed, HCM will not, to its knowledge, infringe any Third Party Intellectual Property Rights in any material manner, except for such infringement as would not be reasonably likely to result in a Material Adverse Effect.

(f) To the knowledge of HCM no other person is infringing, misappropriating or making any unlawful or unauthorized use of any Intellectual Property Rights of HCM in a manner that has a material impact on the business of HCM, except for such infringement, misappropriation or unlawful or unauthorized use as would not be reasonably expected to have a Material Adverse Effect.

Section 3.14 Undisclosed Liabilities. HCM has no liabilities, debt or any other indebtedness (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on HCM’s financial statements provided to the Company, (b) liabilities not exceeding $25,000 in the aggregate that have arisen since January 1, 2016 in the ordinary course of business and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by U.S. GAAP to be reflected on a balance sheet.

Section 3.15 No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to HCM or any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 3.16 Disclosure. No representation or warranty by HCM contained in this Agreement, and no statement contained in the HCM Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of HCM pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HCM MANAGING MEMBER

The HCM Managing Member represents and warrants to the Company that the statements contained in this Article IV are true and correct on the date hereof. For purposes of this Article IV, the phrase “to the knowledge of the HCM Managing Member” or any phrase of similar import shall be deemed to refer to the actual knowledge of the HCM Managing Member as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of appropriate officers, directors, key employees, accountants and attorneys of HCM with respect to the matter in question.

Section 4.1 Authority. The HCM Managing Member has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement to which the HCM Managing Member is a party, and to perform the HCM Managing Member’s obligations under this Agreement to which the HCM Managing Member is a party. This Agreement has been duly and validly authorized and approved, executed and delivered by the HCM Managing Member. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than the HCM Managing Member, this Agreement is duly authorized, executed and delivered by the HCM Managing Member and constitutes the legal, valid and binding obligation of the HCM Managing Member, enforceable against the HCM Managing Member in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

Section 4.2 No Conflict. Neither the execution or delivery by the HCM Managing Member of this Agreement nor the consummation or performance by the HCM Managing Member of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the HCM Managing Member is a party or by which the properties or assets of the HCM Managing Member are bound; or (b) contravene, conflict with, or result in a violation of, any law or order to which the HCM Managing Member, or any of the properties or assets of the HCM Managing Member, may be subject.

Section 4.3 Litigation. There is no pending Action against the HCM Managing Member that involves the Membership Interests or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of HCM and, to the knowledge of the HCM Managing Member, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4 Acknowledgment. The HCM Managing Member understands and agrees that the Company Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Company Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S. The HCM Managing Member hereby certifies that such person is either an “accredited investor” or not a “U.S. Person” as such terms are defined in Regulation D and Regulation S, respectively, under the Securities Act.

Section 4.5 Stock Legends. The HCM Managing Member hereby agrees with the Company as follows:

(a) Securities Act Legend. The certificates evidencing the Company Shares issued to the HCM Managing Member will bear the following or a similar legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

(b) Other Legends. The certificates representing such the Company Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

(c) Opinion. The HCM Managing Member shall not transfer any or all of the Company Shares pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the Company Shares, without first providing the Company with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Company) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

Section 4.6 Ownership of Membership Interests. The HCM Managing Member is both the record and beneficial owner of the Membership Interests. The HCM Managing Member has and shall transfer at the Closing, good and marketable title to the Membership Interests, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.7 Disclosure. No representation or warranty by the HCM Managing Member contained in this Agreement or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the HCM Managing Member pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF HCM AND THE HCM MANAGING MEMBER

The obligations of HCM and the HCM Managing Member to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by HCM and the HCM Managing Member at their sole discretion:

Section 5.1 Representations and Warranties of the Company. All representations and warranties made by the Company in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 5.2 Agreements and Covenants. the Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of the Company shall be in effect; and no Action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5 Other Closing Documents. HCM shall have received such certificates, instruments and documents in confirmation of the representations and warranties of the Company, the Company’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the HCM Managing Member and/or their respective counsel may reasonably request.

Section 5.6 Documents. the Company must have caused the following documents to be delivered to HCM and the HCM Managing Member:

(a) Company Officer’s Certificate, dated the Closing Date, certifying as to Sections 5.1, 5.2, 5.3, 5.4 and 5.7 (the “Company Certificate”);

(b) this Agreement duly executed by the Company;

(c) the Employment Agreement to be entered into between the Company and Kalle Bergman (the “KB Employment Agreement”), in the form attached hereto as Exhibit A, duly executed by the Company; and

(d) such other documents as HCM may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of the Company, (ii) evidencing the performance of, or compliance by the Company with any covenant or obligation required to be performed or complied with by the Company, (iii) evidencing the Company Officer Appointment, (iv) evidencing the satisfaction of any condition referred to in this Article V, or (v) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.7 No Material Adverse Effect. Prior to the Closing Date, there shall not have occurred any Material Adverse Effect on or with respect to the Company, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any Material Adverse Effect on or with respect to the Company.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Company in its sole discretion:

Section 6.1 Representations and Warranties of HCM and the HCM Managing Member. All representations and warranties made by HCM and the HCM Managing Member on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 6.2 Agreements and Covenants. HCM and the HCM Managing Member shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of HCM shall be in effect; and no Action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5 Other Items. (a) The Company shall have received such certificates, instruments and documents in confirmation of the representations and warranties of HCM and the HCM Managing Member, the performance of HCM and the HCM Managing Member’s respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

(b) The Company shall have completed due diligence review of HCM and the HCM Managing Member satisfactory to the Company in its sole and absolute discretion.

(c) This Agreement and the transactions contemplated herein shall have been approved by the HCM Managing Member and HCM’s members (or such other persons as required by HCM’s governing documents).

Section 6.6 Documents. HCM and the HCM Managing Member must deliver to the Company at the Closing:

(a) Certificate from the managing member of HCM, dated the Closing Date, certifying as to Sections 6.1, 6.2, 6.3, 6.4, 6.7 and 6.8 (the “HCM Certificate”).

(b) documentation, reasonably satisfactory to the Company, evidencing the number of Membership Interests, along with such other documents evidencing the transfer of such Membership Interests to the Company;

(c) this Agreement duly executed by HCM and the HCM Managing Member;

(d) the KB Employment Agreement duly executed by Kalle Bergman;

(e) the Lock-Up and No Shorting Agreement duly executed by Kalle Bergman;

(f) such other documents as the Company may reasonably request, with such evidence reasonably satisfactory to the Company, for the purpose of (i) evidencing the accuracy of any of the representations and warranties of the HCM and the HCM Managing Member, (ii) evidencing the performance of, or compliance by HCM and the HCM Managing Member with, any covenant or obligation required to be performed or complied with by HCM and the HCM Managing Member, as the case may be, (iii) evidencing the HCM Officer Appointment, (iv) evidencing that each of Scott Laborsky and Annelise McAuliffe shall continue to be employed by HCM after the Closing Date, (v) evidencing the satisfaction of any condition referred to in this Article VI, or (vi) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 6.7 No Material Adverse Effect. Prior to the Closing Date, there shall not have occurred any Material Adverse Effect on or with respect to HCM or the HCM Managing Member (individually or in the aggregate), nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any Material Adverse Effect on or with respect to HCM or the HCM Managing Member (individually or in the aggregate).

Section 6.8 No Claim Regarding Membership Interest Ownership or Consideration. There must not have been made or threatened by any person, any claim asserting that such person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Membership Interests, or any other ownership interest in, HCM, or (b) is entitled to all or any portion of the Company Shares.

ARTICLE VII

SPECIAL COVENANTS

Section 7.1 Access to Properties and Records. HCM will afford to the Company’s officers and authorized representatives reasonable access to the properties, books, and records of HCM in order that the Company may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of HCM, and HCM will furnish the Company with such additional financial and operating data and other information as to the business and properties of HCM as the Company shall from time to time reasonably request.

Section 7.2 Delivery of Books and Records; Financial Statements. At the Closing, HCM shall deliver to the Company, the originals of HCM’s corporate minute books (or their equivalent), books of account, contracts, records, and all other books or documents of HCM now in the possession or control of HCM, the HCM Managing Member or their representatives and agents. Prior to and after the Closing Date, HCM shall use its Reasonable Best Efforts to work with the Company’s Chief Financial Officer and other accounting professionals to prepare HCM’s financial statements according to U.S. GAAP.

Section 7.3 Actions Prior to Closing by both Parties. (a) From and after the date of this Agreement until the Closing Date and except as permitted or contemplated by this Agreement, HCM and the Company will each: (i) carry on its business in substantially the same manner as it has heretofore; (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; (iv) perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business; (v) use its Reasonable Best Efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) From and after the date of this Agreement until the Closing Date, HCM will not: (i) make any change in its organizational documents, operating agreements or other governing documents; (ii) take any action described in Section 3.6 (all except as permitted therein or as disclosed in HCM Disclosure Schedule); (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in HCM Disclosure Schedule, except that HCM may enter into or amend any contract, agreement, or other instrument in the ordinary course of business, or (iv) make or change any material tax election, settle or compromise any material tax liability or file any amended tax return.

Section 7.4 HCM Office Relocation. On or before the Closing Date, HCM shall move its principal business office to the location of the Company’s principal business office located at 8730 Sunset Blvd., Suite 240, West Hollywood, CA 90069; provided that the parties intend to use their Reasonable Best Efforts for such relocation to occur on or before August 1, 2016.

Section 7.5 Exclusivity Period. From and after the date of the execution of this Agreement through and including August 31, 2016 (the “Exclusivity Period”), HCM and the HCM Managing Member each hereby covenant and agree that they will not enter into any offering, merger, combination, divestiture, financing, joint venture, acquisition, sale and/or other agreement in whatever form, except for agreements in the ordinary course of business or enter into any other transaction that would preclude the consummation of the Contemplated Transactions consistent with the terms set forth in this Agreement, nor will HCM or the HCM Managing Member enter into any discussions or negotiations with respect thereto with any person other than the Company.

Section 7.6 Company Shares Issuance; HCM Membership Interests Issuance. (a) Promptly after the Closing Date, the Company shall deliver to the HCM Managing Member a share certificate evidencing the Company Shares registered in the name of the HCM Managing Member.

(b) On or prior to the date of this Agreement, HCM issue and deliver to the HCM Managing Member a certificate evidencing the Membership Interests registered in the name of the HCM Managing Member (the “HCM Certificate”). On or prior to the Closing Date, the HCM Managing Member shall deliver the original HCM Certificate to the Company. Promptly after the Closing Date, (i) HCM shall deliver to the Company a certificate evidencing the Membership Interests registered in the name of the Company, and (ii) HCM shall adopt a basic operating agreement of HCM evidencing that the Company is the sole managing member of HCM.

Section 7.7 Closing Efforts. Each of the parties shall use its best efforts, to the extent commercially reasonable in light of the circumstances (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date, and (ii) the conditions to the obligations of the other parties to consummate the Share Exchange are satisfied. HCM shall use its best efforts to cause Kalle Bergman to execute the KB Employment Agreement on or prior to the Closing Date.

Section 7.8 Lock-Up. Effective as of the Closing Date, the HCM Managing Member shall enter into a lock-up and no shorting agreement, in the form attached hereto as Exhibit B (the “Lock-Up and No Shorting Agreement”), whereby the HCM Managing Member shall be restricted for a period of twenty four (24) months after the Closing Date from certain sales or dispositions of the Company Shares, except in certain limited circumstances (the “Lock-Up”); provided that the Lock-Up shall expire with respect to each one fourth (1/4) of the Company Shares on each of the 6th, 12th, 18th and 24th anniversary date of the Closing Date.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification. (a) Indemnification Obligations in favor of the Company. HCM and the HCM Managing Member shall, for a period commencing from the Closing Date and ending on the first anniversary of the Closing Date, severally and jointly, indemnify the Company and its officers, directors, stockholders, agents, representatives and affiliates (each such person is referred to herein as a “Company Indemnified Party”) in respect of, and hold each Company Indemnified Party harmless against, any and all debts, obligations losses, liabilities, deficiencies, damages, fines, fees, penalties, interest obligations, expenses or costs (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise) (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, “Damages”) incurred or suffered by any Company Indemnified Party thereof resulting from:

(i) any misrepresentation or breach of warranty by, or failure to perform any covenant or agreement of, HCM or the HCM Managing Member contained in this Agreement or the HCM Certificate; and

(ii) any claim for brokers’ or finders’ fees or agents’ commissions arising from or through HCM or any of its members in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

(b) Indemnification in favor of HCM and the HCM Managing Member. The Company shall, for a period commencing from the Closing Date and ending on the first anniversary of the Closing Date, indemnify HCM, HCM Managing Member and each of their officers, directors, members, agents, representatives and affiliates (each such person is referred to herein as a “HCM Indemnified Party”) in respect of, and hold each HCM Indemnified Party harmless against, any and all Damages incurred or suffered by any HCM Indemnified Party thereof resulting from:

(i) any misrepresentation or breach of warranty by, or failure to perform any covenant or agreement of, the Company contained in this Agreement or the Company Certificate; and

(ii) any claim for brokers’ or finders’ fees or agents’ commissions arising from or through the Company in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual consent of the parties, provided that such consent to terminate is in writing and is signed by each of the parties.

Section 9.2 Termination for Failure to Close. This Agreement shall automatically be terminated if the Closing Date shall not have occurred by August 31, 2016.

Section 9.3 Termination by Operation of Law. This Agreement may be terminated by any party hereto if there shall be any statute, rule or regulation that renders consummation of the transactions contemplated by this Agreement and the KB Employment Agreement (collectively, the “Contemplated Transactions”) illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and non-appealable.

Section 9.4 Termination for Failure to Perform Covenants or Conditions. This Agreement may be terminated prior to the Closing:

(a) by HCM if the Company shall have breached or failed to observe or perform in any material respect any of its covenants or obligations under this Agreement; or

(b) by the Company if: (i) HCM or the HCM Managing Member shall have breached or failed to observe or perform in any material respect any of its covenants or obligations under this Agreement, or (ii) in the Company’s or its legal counsel’s reasonable opinion, HCM or the HCM Managing Member has taken any action or fail to take any action and such action or failure to take action (x) would result in (I) any of the representations and warranties of HCM or the HCM Managing Member set forth in this Agreement becoming untrue in any material respect, or (II) would materially jeopardize the transactions contemplated by this Agreement, or (y) would cause the consummation of the transactions contemplated by this Agreement not in the best interests of the Company or its stockholders; or

(c) by the Company if any legal, financial or transactional due diligence of HCM or the HCM Managing Member is not satisfactory to the Company in its sole and absolute discretion.

Section 9.5 Effect of Termination or Default; Remedies. (a) In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, provided that such party is a Non-Defaulting Party (as defined below). The foregoing shall not relieve any Party from liability for damages actually incurred as a result of such party’s breach of any term or provision of this Agreement.

(b) In the event that either HCM or the HCM Managing Member terminates and/or breaches its obligations under Section 7.5, then HCM and the HCM Managing Member, jointly and severally, agree to immediately pay the Company a cash fee of $200,000 as a break-up fee (the “Break-Up Fee”) which payment shall not be deemed a penalty but will constitute liquidated damages in lieu of any and all claims for costs or damages of any nature whatsoever. The parties agree and acknowledge that the Break-Up Fee accurately reflects a reasonable estimate of the loss the Company would likely sustain by way of such termination, and that damages to the Company would be difficult to ascertain. In the event an action is commenced by the Company against HCM and/or the HCM Managing Member in connection with payment or collection of the Break-up Fee, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees, expenses, and court costs incurred in connection therewith.

Section 9.6 Remedies; Specific Performance. In the event that any party shall fail or refuse to consummate the Contemplated Transactions or if any default under or breach of any representation, warranty, covenant or condition of this Agreement on the part of any party (the “Defaulting Party”) shall have occurred that results in the failure to consummate the Contemplated Transactions, then in addition to the other remedies provided herein, the non-defaulting party (the “Non-Defaulting Party”) shall be entitled to seek and obtain money damages from the Defaulting Party, or may seek to obtain an order of specific performance thereof against the Defaulting Party from a court of competent jurisdiction, provided that the Non-Defaulting Party seeking such protection must file its request with such court within forty-five (45) days after it becomes aware of the Defaulting Party’s failure, refusal, default or breach. In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Press Releases and Announcements. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that the Company may issue such press release if elects to do so in its sole discretion and make any public disclosure it believes in good faith is required by applicable law or stock market rule (in which case the Company shall use reasonable efforts to advise HCM and provide HCM with a copy of the proposed disclosure prior to making the disclosure).

Section 10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns; provided, however, that the provisions in Article VIII concerning indemnification are intended for the benefit of the benefit of the individuals specified therein and their successors and assigns.

Section 10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior or (other than as set forth herein) contemporaneous understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.

Section 10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided that the Company may assign its rights, interests and obligations hereunder in the event it consummates a merger, acquisition and/or sale.

Section 10.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures delivered by fax and/or e-mail/.pdf transmission shall be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement.

Section 10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:	Copy to (which copy shall not constitute notice hereunder):

Content Checked Holdings, Inc.	Foley Shechter LLP
8730 Sunset Blvd, Suite 240	129 W. 29th Street, 5th Floor
West Hollywood, CA 90069	New York, New York 10001
Attn: Kris Finstad, CEO	Attn: Jonathan Shechter, Esq.
Facsimile: +1-310-564-1990	Facsimile: +1-917-688-4092

If to HCM or the HCM Managing Member (prior to the Closing):	Copy to (which copy shall not constitute notice hereunder):

Honest Cooking Media, LLC	_________________
261 Madison Avenue, 10th Floor	_________________
New York, NY 10016	_________________
Attn: Kalle Bergman	Attn: _________________
Facsimile: ________________	Facsimile: ________________

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

Section 10.9 Submission to Jurisdiction. Each of the parties (a) submits to the jurisdiction of any state or federal court sitting in the County of New York in the State of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any arty may make service on another arty by sending or delivering a copy of the process to the arty to be served at the address and in the manner provided for the giving of notices in Section 10.9. Nothing in this Section 10.9, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

Section 10.10 Amendments and Waivers. The parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

Section 10.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 10.13 Construction. (a) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 10.14 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 10.15 Tax Free Reorganization Status. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Share Exchange as a reorganization under Section 354 of the Code or as to the effect, if any, that any transaction consummated prior to the Closing Date has or may have on any such reorganization status. The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 354 of the Code.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONTENT CHECKED HOLDINGS, INC.

By:	/s/ Kris Finstad
Name:	Kris Finstad
Title:	Chief Executive Officer

HONEST COOKING MEDIA LLC

By:	/s/ Kalle Bergman
Name:	Kalle Bergman
Title:	Managing Member

HCM MEMBERS

By:	/s/ Kalle Bergman
Kalle Bergman

SCHEDULE I

HCM Members

Name	Address	Tax-ID (if applicable)	Membership Interests Held	Shares of Company Common Stock to Be Issued
Kalle Bergman			100 (representing 100% of the outstanding membership interests of HCM)	1,109,863
Kjell Torvald Jack Bergman			—	260,000
		TOTALS	100	1,369,863

EXHIBIT A

KB Employment Agreement

[See Exhibit 10.3 to this Current Report on Form 8-K]

EXHIBIT B

Lock-Up and No Shorting Agreement

[See Exhibit 10.4 to this Current Report on Form 8-K]